EXHIBIT 99.3
CHINA-BIOTICS, INC.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Statement of Policy

There shall be a committee of the Board of Directors (the “Board”) of China-Biotics, Inc. (the “Company”) to be known as the Compensation Committee. The purposes of the Compensation Committee are (1) to advise and assist the Board in its responsibilities related to compensation of the Company’s executives; (2) to ensure that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; and (3) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Organization

The Compensation Committee shall be composed of at least three Directors, or some lesser number as may be authorized by law, rule or regulation, including a Chairperson, designated by the Board of Directors to one-year terms. Each member of the Compensation Committee shall (a) meet the independence requirements of the United States Securities and Exchange Commission (the “SEC”), the Marketplace Rules of the National Association of Securities Dealers, Inc., and any applicable securities exchange, (b) be independent of the management of the Company and (c) be free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The Board shall designate the Chairperson. The Board will take into account any recommendations of the Nominating Committee in making such appointments.

Except for Board and Compensation Committee fees, a member of the Compensation Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal advisor or financial advisor or any other fees prohibited by the rules of the SEC, NASDAQ and the American Stock Exchange. In addition, no member of the Compensation Committee may be an affiliated person of the Company or any of its subsidiaries. An affiliated person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The Compensation Committee shall generally meet as often as necessary to complete their assigned duties. Meetings of the Compensation Committee may be called by or at the request of the Board, the Chairperson of the Compensation Committee, any two members of the Compensation Committee, or the Chief Executive Officer (the “CEO”). Notice of a meeting of the Compensation Committee stating the place, day, and hour of the meeting shall be given to each member of the Compensation Committee at least seven days prior thereto by mail, personal delivery or by telephone, telegraph, electronically transmitted facsimile, or other form of wire or wireless communication. The method of notice need not be the same for each member of the Compensation Committee.

The Compensation Committee may meet by telephone conference call or by any other means permitted by law or the Company’s bylaws. A majority of the members of the Compensation Committee shall constitute a quorum, and the Compensation Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Compensation Committee may act by unanimous written consent of all members.

The Compensation Committee may ask members of management, employees, outside counsel, consultants or others whose advice and counsel are relevant to the issues then being considered by the Compensation Committee, to attend any meetings and to provide such pertinent information as the Compensation Committee may request.

Responsibilities

In furtherance of the purposes set forth above, the Compensation Committee will perform the functions and responsibilities enumerated herein as appropriate and will have all the powers of the Board necessary or desirable to perform such functions and responsibilities as may be delegated to a committee of the Board under Delaware law.

The Compensation Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Compensation Committee will:

•	Review and approve corporate goals and objectives relevant to the compensation of the CEO and the other executive officers of the Company.

•
Evaluate the CEO’s performance in light of those goals and objectives and will set the CEO’s compensation level based on that evaluation, as well as the short-term and long-term performance of the Company. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors that the disinterested members of the Compensation Committee may deem appropriate.

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Review, and recommend to the Board for approval by a majority of the independent members of the Board, the compensation of all executive officers other than the CEO, based on such factors as the disinterested members of the Compensation Committee may deem relevant. Those factors may include, for example, (i) the short-term and long-term performance of the Company, (ii) the performance of the executive officers in light of relevant goals and objectives approved by the disinterested members of the Compensation Committee, (iii) executive compensation levels at comparable companies, and (iv) the recommendations of the CEO.

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Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans of the Company, when appropriate, and will administer such plans, with authority to make and modify grants under, and to approve or disapprove participation in, such plans.

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Conduct or authorize surveys or studies of matters within the Compensation Committee’s scope of responsibilities, including, but not limited to, surveys or studies of compensation practices in relevant industries, to maintain the Company’s competitiveness and ability to recruit and retain highly qualified personnel.

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Retain and terminate consultants and other advisors to assist it in carrying out its functions and responsibilities and to approve the fees and other terms of engagement of those consultants and advisors. The Company will be responsible for the payment of the fees and expenses of any such consultant or advisor.

•	Make or recommend such changes to any incentive-compensation plan and equity-based plan of the Company as the Compensation Committee deems appropriate, subject to any necessary stockholder approval.

•	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

•	Make regular reports to the Board.

•	Annually review its own performance. Review and reassess this Charter and submit any proposed changes to the Board for review.

•	Form and delegate authority to one or more subcommittees when appropriate.

Minutes

A member of the Compensation Committee or a designee shall record the minutes of each meeting of the Compensation Committee, which shall be recorded or filed with the books and records of the Company.